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Lin Cummins

(248) 435-7112

linda.cummins@arvinmeritor.com

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(248) 435-9426

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ArvinMeritor Reports Second-Quarter 2007 Results

Company Announces Major Restructuring Initiatives in

North America and Europe

TROY, Mich. (May 1, 2007) — ArvinMeritor, Inc. (NYSE: ARM) today reported financial results for its second quarter ended March 31, 2007.

Highlights for Second-Quarter Fiscal Year 2007

•    Sales from continuing operations of $1.6 billion – approximately equal to the same period last year. Results for continuing operations exclude the company’s Emissions Technologies (ET) business group now held in discontinued operations.

•    Net loss from continuing operations on a GAAP basis was $13 million, or $0.19 per diluted share, compared to income of $32 million, or $0.46 per diluted share in the second quarter of fiscal year 2006.

•    Income from continuing operations, before special items, was $12 million, or $0.17 per diluted share, compared to $24 million, or $0.34 per diluted share in the same period last year.

•    The company expects to achieve targeted annual profit improvements of $150 million through Performance Plus cost reductions by 2009; growth opportunities previously included in the target should provide incremental improvements.

•    Planned restructuring actions in North America and Europe are expected to affect 13 plants and 2,800 employees, resulting in an estimated annual run rate savings of $130-$140 million by 2012.

•    ArvinMeritor’s Chassis Systems business has been reinforced to include the Aftermarket Ride Control business (Gabriel) which will be restructured and grown.

“While second-quarter results did not meet our expectations, we are pleased with the substantial margin improvement in our LVS business as our new leadership team becomes fully integrated and the initiatives identified through our Performance Plus program begin to take effect,” said Chairman, CEO and President Chip McClure. “The initial investment we made in Performance Plus increases our confidence that we can deliver profit improvement actions which will improve cash flow and increase shareowner value. We have committed significant resources to building a more focused and profitable business model for ArvinMeritor and we anticipate improved results in 2008 and beyond, achieving cost savings of $150 million alone in 2009 from our Performance Plus cost initiatives,” said McClure.

Results for the Second-Quarter Fiscal Year 2007

For the second quarter of fiscal year 2007, ArvinMeritor posted sales from continuing operations of $1.6 billion, approximately equal to the same period last year. Commercial vehicle sales in Europe improved over 2006, but were offset by lower volumes in North America due to the early stages of the Class 8 truck downturn.

EBITDA, before special items, in the second quarter of fiscal year 2007, was $77 million, down 21 percent, or $21 million, from the same period last year. EBITDA margins, before special items, for the Light Vehicle Systems (LVS) business group, in the second quarter of fiscal year 2007, were 5.2 percent of sales compared to 2.8 percent of sales in the same period last year. Benefits of the previously announced restructuring initiatives and cost reductions in material, labor and burden, and favorable mix toward higher margin products drove the LVS margin improvement. EBITDA margins, before special items, in the Commercial Vehicle Systems (CVS) business group, in the second quarter of fiscal year 2007, were 5.5 percent of sales, compared to 8.3 percent of sales in the same period last year, primarily due to higher retiree medical costs, unfavorable regional mix, and ongoing operations issues in our European CVS business – compounded by record truck sales in that region.

Income from continuing operations, excluding special items, in the second quarter of fiscal year 2007, was $12 million, or $0.17 per diluted share, compared to $24 million, or $0.34 per diluted share a year ago. Special items were a net cost of $25 million after taxes, and include:

•

Positive adjustments to previously recorded inventory and accounts receivable reserves associated with our Aftermarket Ride Control business, net of depreciation charges that were previously deferred while the business was held for sale.

•	Favorable settlement of certain claims related to prior work disruptions.
•	Charges for restructuring and related actions associated with manufacturing footprint changes and staff realignment actions.
•	Debt retirement costs.

Losses from discontinued operations totaled $81 million, or $1.15 per diluted share, in the second quarter of fiscal year 2007. Included in the loss from discontinued operations are ET and certain Light Vehicle Aftermarket businesses in Europe. The loss from discontinued operations includes an asset impairment charge totaling $90 million, after taxes, related to the ET business, based upon the sale value for the upcoming transaction.

Update on Performance Plus

As previously announced, ArvinMeritor’s Performance Plus program is focused on six areas, three related to cost reductions and three focused on revenue enhancement. Since the company announced this initiative in December 2006, ArvinMeritor now anticipates incremental savings in excess of what it had originally targeted. ArvinMeritor expects restructuring and cost reductions alone to generate $150 million in savings by 2009, resulting from:

•	Restructuring in North America and Europe which will affect 13 plants and 2,800 employees estimated to cost approximately $325 million through 2012.
•	Sourcing opportunities in leading cost-competitive countries, lower transportation and freight costs, logistics cost savings, and product redesign.
•	Reductions in overhead.
•	Improvements to the company’s manufacturing operations and supply chain management.

During the quarter, the company completed several steps toward achieving targeted growth in Asia, Light Vehicle Systems and Aftermarket sales including:

•	New Light Vehicle business awards of $550 million through 2010.
•	Opening of new operations in Wuxi, China, to service trailer customers in China and export operations.
•	Establishment of an Asian headquarters under the leadership of Rakesh Sachdev, newly appointed president of Asia Pacific operations.
•	Approval of plans for a major technical center in China.
•	Development and expansion of North America Commercial Vehicle remanufacturing operations.

Sale of Emissions Technologies

As previously announced, ArvinMeritor signed a definitive agreement to sell its ET business group to One Equity Partners (OEP) for approximately $310 million. OEP has secured all necessary antitrust approvals to acquire ArvinMeritor’s ET business. The transaction is expected to be completed in the third quarter of fiscal year 2007.

Freezing Pension Plan

ArvinMeritor also announced today a freeze of its defined benefit pension plan for salaried and non-represented employees in the United States, effective Jan. 1, 2008. The change will affect approximately 3,800 employees including certain affected employees who will continue to accrue benefits for an additional transition period, ending June 30, 2011.

After these freeze dates, the company will instead make additional contributions to its defined contribution savings plan on behalf of the affected employees. The amount of the savings plan contribution will be based on a percentage of the employee’s pay, with the contribution percentage increasing as the employee ages.

These changes do not affect current retirees or represented employees.

Outlook

The company has adjusted its forecast for the balance of fiscal year 2007. The company now expects sales from continuing operations in fiscal year 2007 to be in the range of $6.0 to $6.2 billion, up from our previous range of $5.9 to $6.1 billion, and anticipates full-year diluted earnings per share from continuing operations to be in the range of $0.70 to $0.80, down from $1.00 to $1.10. This guidance excludes gains or losses on divestitures, restructuring costs and other special items, including potential extended customer shutdowns or production interruptions. Cash flow guidance for fiscal year 2007 remains in the range of $50 million to $100 million.

“Although we have reduced our forecast for the full fiscal year due to lower than expected volumes in the North American Class 8 truck market, unfavorable regional mix, and ongoing operational issues in our European CVS business, we are confident that the results of our actions this fiscal year will result in a significant earnings improvement in fiscal 2008 and 2009. A strong balance sheet, the divestiture of ET, improvements in the cost structure of the LVS business, the predicted rebound in the Class 8 truck market, and a very talented management team – combined with our aggressive Performance Plus initiatives – will drive increased value for our shareowners,” said McClure.

About ArvinMeritor

ArvinMeritor, Inc. is a premier global supplier of a broad range of integrated systems, modules and components to the motor vehicle industry. The company serves light vehicle, commercial truck, trailer and specialty original equipment manufacturers and certain aftermarkets from more than 110 manufacturing facilities globally. Headquartered in Troy, Mich., ArvinMeritor employs approximately 27,500 people in 26 countries. ArvinMeritor common stock is traded on the New York Stock Exchange under the ticker symbol ARM. For more information, visit the company’s Web site at: http://www.arvinmeritor.com/.

Editor’s Note: High-resolution photos can be downloaded from ArvinMeritor's Photo Library at http://www.arvinmeritor.com/media_room/photo_library.asp.

Forward-Looking Statements

All earnings per share amounts are on a diluted basis. The company's fiscal year ends on the Sunday nearest Sept. 30, and its fiscal quarters end on the Sundays nearest Dec. 31, March 31 and June 30. All year and quarter references relate to the company's fiscal year and fiscal quarters, unless otherwise stated.

This press release contains statements relating to future results of the company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “are likely to be,” “will” and similar expressions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to global economic and market cycles and conditions; the demand for commercial, specialty and light vehicles for which the company supplies products; risks inherent in operating abroad (including foreign currency exchange rates and potential disruption of production and supply due to terrorist attacks or acts of aggression); availability and cost of raw materials, including steel; OEM program delays; demand for and market acceptance of new and existing products; successful development of new products; reliance on major OEM customers; labor relations of the company, its suppliers and customers, including potential disruptions in supply of parts to our facilities or demand for our products due to work stoppages; the financial condition of the company’s suppliers and customers, including potential bankruptcies; possible adverse effects of any future suspension of normal trade credit terms by our suppliers; potential difficulties competing with companies that have avoided their existing contracts in bankruptcy and reorganization proceedings; successful integration of acquired or merged businesses; the ability to achieve the expected annual savings and synergies from past and future business combinations and the ability to achieve the expected benefits of restructuring actions; success and timing of potential divestitures; including the sale of ET;potential impairment of long-lived assets, including goodwill; competitive product and pricing pressures; the amount of the company’s debt; the ability of the company to continue to comply with covenants in its financing agreements; the ability of the company to access capital markets; credit ratings of the company’s debt; the outcome of existing and any future legal proceedings, including any litigation with respect to environmental or asbestos-related matters; rising costs of pension and other post-retirement benefits and possible changes in pension and other accounting rules; as well as other risks and uncertainties, including but not limited to those detailed from time to time in filings of the company with the SEC. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Non-GAAP Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this press release, the company has provided information regarding income from continuing operations, diluted earnings per share and operating income before special items, which are non-GAAP financial measures. These non-GAAP measures are defined as reported income or loss from continuing operations, reported diluted earnings or loss per share, and operating income or loss plus or minus special items. Other non-GAAP financial measures include EBITDA, before special items. EBITDA, before special items, is defined as earnings before interest, taxes, depreciation and amortization, and losses on sales of receivables, plus or minus special items.

Management believes that the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the company's financial position and results of operations. Management uses EBITDA as the primary basis to evaluate the performance of each of its reportable segments. Further, management uses EBITDA for planning and forecasting in future periods.

Management believes EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure operating performance in our industry.

EBITDA should not be considered a substitute for the reported results prepared in accordance with GAAP and should not be considered as an alternative to net income as an indicator of our operating performance or to cash flows as a measure of liquidity. EBITDA, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

These non-GAAP measures should not be considered a substitute for the reported results prepared in accordance with GAAP. These non-GAAP financial measures, as determined and presented by the company, may not be comparable to related or similarly titled measures reported by other companies.

Set forth on the following pages are reconciliations of these non-GAAP financial measures, if applicable, to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Second-Quarter Results Conference Call

The company will host an update of its Performance Plus improvement strategy, and the company’s fiscal second-quarter earnings report at 9 a.m. (ET) on May 1, at the Marriott New York East Side in New York City.

To access the webcast, visit the ArvinMeritor Web site at www.arvinmeritor.com and click on the webcast link on either the home page or investor page.

To participate by phone, call (617) 614-3944 10 minutes prior to the start of the call. Please reference participant Passcode 81741810 when dialing in. Investors can also listen to the conference for 90 days by recording, or by visiting www.arvinmeritor.com. A replay of the call will be available from noon (ET) on May 1 through 11:59 p.m. May 4, by calling (888) 286-8010 (within the United States and Canada) or (617) 801-6888 for international calls. Please refer to Passcode 85328063.

ARVINMERITOR, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Quarter Ended		Six Months Ended
	March 31,		March 31,

	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Sales	$ 1,627	$ 1,629	$ 3,195	$ 3,093
Cost of sales	(1,484)	(1,477)	(2,948)	(2,824)

GROSS MARGIN	143	152	247	269
Selling, general, and administrative	(99)	(89)	(172)	(167)
Restructuring costs	(37)	(7)	(37)	(9)
Other income (expense)	10	(3)	12	20

OPERATING INCOME	17	53	50	113
Equity in earnings of affiliates	7	7	14	13
Interest expense, net and other	(34)	(44)	(61)	(75)

INCOME (LOSS) BEFORE INCOME TAXES	(10)	16	3	51
Income tax benefit (expense)	-	20	(1)	14
Minority interests	(3)	(4)	(5)	(7)

Income (loss) from continuing operations	(13)	32	(3)	58
Income (loss) from discontinued operations	(81)	13	(84)	21

NET INCOME (LOSS)	$ (94)	$ 45	$ (87)	$ 79

DILUTED EARNINGS (LOSS) PER SHARE
Continuing operations	$ (0.19)	$ 0.46	$ (0.04)	$ 0.83
Discontinued operations	(1.15)	0.19	(1.20)	0.30

Diluted earnings (loss) per share	$ (1.34)	$ 0.65	$ (1.24)	$ 1.13

Diluted shares outstanding	70.2	69.9	69.8	69.8

Note: Amounts for the three and six months ended March 31, 2006 have been restated for discontinued operations.

ARVINMERITOR, INC.
CONSOLIDATED BUSINESS SEGMENT INFORMATION
(In millions)

	Quarter Ended		Six Months Ended
	March 31,		March 31,

	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Sales:
Light Vehicle Systems	$ 552	$ 575	$ 1,074	$ 1,122
Commercial Vehicle Systems	1,075	1,054	2,121	1,971

Total Sales	$ 1,627	$ 1,629	$ 3,195	$ 3,093

Segment EBITDA:
Light Vehicle Systems	$ 8	$ 10	$ 22	$ 18
Commercial Vehicle Systems	60	87	123	178
Total Segment EBITDA	68	97	145	196
Unallocated Costs	(1)	(3)	(1)	(2)
ET Corporate Allocations	(11)	(6)	(18)	(14)

Total EBITDA	56	88	126	180
Loss on Sale of Receivables	(1)	-	(3)	-
Depreciation and Amortization	(34)	(32)	(64)	(61)
Interest Expense, Net and Other	(34)	(44)	(61)	(75)
Benefit (Provision) for Income Taxes	-	20	(1)	14

Income (Loss) From Continuing Operations	$ (13)	$ 32	$ (3)	$ 58

Note: Amounts for the three and six months ended March 31, 2006 have been restated for discontinued operations.

ARVINMERITOR, INC.
SUMMARY CONSOLIDATED BALANCE SHEET
(In millions)

	March 31,	September 30,
	2007	2006

ASSETS	(Unaudited)

Cash and cash equivalents	$ 222	$ 350
Receivables, net	1,118	1,103
Inventories	486	488
Other current assets	240	246
Assets of discontinued operations	1,242	1,200
Net property	706	719
Goodwill	511	503
Other assets	973	904

TOTAL ASSETS	$ 5,498	$ 5,513

LIABILITIES AND SHAREOWNERS' EQUITY

Short-term debt	$ 17	$ 56
Accounts payable	1,128	1,106
Other current liabilities	637	706
Liabilities of discontinued operations	805	712
Long-term debt	1,220	1,174
Retirement benefits	478	487
Other liabilities	228	264
Minority interests	67	64
Shareowners' equity	918	944

TOTAL LIABILITIES AND SHAREOWNERS' EQUITY	$ 5,498	$ 5,513

Note: Amounts at September 30, 2006 have been restated for discontinued operations.

ARVINMERITOR, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In millions)

	Six Months Ended
	March 31,
	2007	2006
	(Unaudited)
OPERATING ACTIVITIES
Income (loss) from continuing operations	$ (3)	$ 58
Adjustments to income (loss) from continuing operations
Depreciation and amortization	64	61
Restructuring costs, net of payments	20	(9)
Adjustment of impairment reserves	(10)	-
Gain on divestitures	(2)	(23)
Loss on debt extinguishment	6	9
Pension and retiree medical expense	67	66
Other adjustments to income (loss) from continuing operations	1	2
Pension and retiree medical contributions	(136)	(49)
Changes in receivable securitization and factoring	20	42
Changes in assets and liabilities	(63)	(54)

Cash flows provided by (used for) continuing operations	(36)	103
Cash flows provided by (used for) discontinued operations	(27)	23

CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES	(63)	126

INVESTING ACTIVITIES
Capital expenditures	(48)	(53)
Proceeds from dispositions of property and businesses	11	44
Proceeds from marketable securities	5	-
Acquisitions of businesses and investments, net of cash acquired	(2)	(1)
Net investing cash flows provided by (used for) discontinued operations	(23)	177

CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	(57)	167

FINANCING ACTIVITIES
Change in revolving debt, net	74	-
Change in U.S. accounts receivable securitization program	(40)	94
Debt issuance	200	300
Debt buy back	(227)	(603)
Payments on lines of credit and other, net	(1)	(3)

Net change in debt	6	(212)

Costs associated with debt extinguishment and issuance	(10)	(18)
Proceeds from exercise of stock options	6	-
Cash dividends	(14)	(14)
Other financing activities	(1)	-
Net financing cash flows provided by discontinued operations	(1)	(2)

CASH USED FOR FINANCING ACTIVITIES	(14)	(246)

IMPACT OF CURRENCY ON CASH AND CASH EQUIVALENTS	6	2

CHANGE IN CASH AND CASH EQUIVALENTS	(128)	49
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	350	187

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$ 222	$ 236

Note: Amounts for the six months ended March 31, 2006 have been restated for discontinued operations.

ARVINMERITOR, INC.
SELECTED FINANCIAL INFORMATION - RECONCILIATION
Non-GAAP
(Unaudited, in millions, except for per share amounts)

(in millions, except per share amounts)	Q2 FY 07 Reported	Ride Control Fair Value Adjustments	Product Disruptions	Restructuring	Debt Extinguishment	Income Taxes	Q2 FY 07 Before Special Items
Sales	$ 1,627	$ -	$ -	$ -	$ -	$ -	$ 1,627
Gross Margin	143	-	(6)	-	-	-	137
Operating Income	17	(10)	(6)	37	-	-	38
Income from Continuing Operations	(13)	(6)	(4)	23	4	8	12
Diluted Earnings Per Share - Continuing Operations	$ (0.19)	$ (0.08)	$ (0.05)	$ 0.32	$ 0.06	$ 0.11	$ 0.17

Segment EBITDA
Light Vehicle Systems	$ 8	$ (10)	$ 3	$ 29	$ -	$ -	$ 30
Commercial Vehicle Systems	60	-	(9)	8	-	-	59
Total Segment EBITDA	$ 68	$ (10)	$ (6)	$ 37	$ -	$ -	$ 89

Segment EBITDA Margins
Light Vehicle Systems (1)	1.4%						5.2%
Commercial Vehicle Systems	5.6%						5.5%
Total Segment EBITDA Margins	4.2%						5.4%

(1) LVS margins before special items are adjusted to reflect the impact of reduced volumes in our Brussels operation.

ARVINMERITOR, INC.
SELECTED FINANCIAL INFORMATION - RECONCILIATION
Non-GAAP
(Unaudited, in millions, except for per share amounts)

(in millions, except per share amounts)	Q2 FY 06 Reported	Environmental	Restructuring	Debt Extinguishment	Income Taxes	Q2 FY 06 Before Special Items
Sales	$ 1,629	$ -	$ -	$ -	$ -	$ 1,629
Gross Margin	152	-	-	-	-	152
Operating Income	53	3	7	-	-	63
Income from Continuing Operations	32	2	4	6	(20)	24
Diluted Earnings Per Share - Continuing Operations	$ 0.46	$ 0.03	$ 0.06	$ 0.09	$ (0.30)	$ 0.34

Segment EBITDA
Light Vehicle Systems	$ 10	$ -	$ 6	$ -	$ -	$ 16
Commercial Vehicle Systems	87	-	1	-	-	88
Total Segment EBITDA	$ 97	$ -	$ 7	$ -	$ -	$ 104

Segment EBITDA Margins
Light Vehicle Systems	1.7%					2.8%
Commercial Vehicle Systems	8.3%					8.3%
Total Segment EBITDA Margins	6.0%					6.4%

ARVINMERITOR, INC.
EBITDA BEFORE SPECIAL ITEMS RECONCILIATION
Non-GAAP
(Unaudited, in millions, except for per share amounts)

	Quarter Ended
	March 31,

	2007	2006

Total EBITDA - Before Special Items	$ 77	$ 98
Restructuring Costs	(37)	(7)
Ride Control Fair Value Adjustment	10	-
Product Disruptions	6	-
Environmental Remediation Costs	-	(3)
Loss on Sale of Receivables	(1)	-
Depreciation and Amortization	(34)	(32)
Interest Expense, Net and Other	(34)	(44)
Benefit for Income Taxes	-	20

Income (Loss) From Continuing Operations	$ (13)	$ 32